News	UNIT CORPORATION
8200 South Unit Drive, Tulsa, Oklahoma 74132
Telephone 918 493-7700, Fax 918 493-7711

Contact:	Michael D. Earl
Vice President, Investor Relations
(918) 493-7700

For Immediate Release…
November 27, 2017

UNIT CORPORATION ANNOUNCES NEWLY APPOINTED OFFICER

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) today announced that Les Austin has been named Senior Vice President and Chief Financial Officer of the company, effective immediately. The position was held by David T. Merrill, who was promoted to Chief Operating Officer in August 2017. Mr. Austin, age 51, has over 23 years of energy finance and leadership experience, most recently serving as Senior Vice President and Chief Financial Officer of Cypress Energy Partners, L.P. Previously, from 2008 to 2011, he was the Senior Vice President and Chief Financial Officer of Ram Energy Resources, Inc. In 2011, he was promoted to Chief Operating Officer where he served until his departure in 2012. Before joining Ram Energy Resources, Inc., Mr. Austin was the Vice President of Finance and Chief Financial Officer of Matrix Service Company. He has also held various managerial and financial positions at Flint Energy Construction Co. and Ernst & Young, LLP. Mr. Austin has a bachelor’s degree in accounting from Oklahoma State University and is a Certified Public Accountant.

Mr. Merrill said: “We are very pleased to welcome Les Austin to Unit Corporation. His background in the energy industry and experience as a Chief Financial Officer will be a great asset to the company. We look forward to his future contributions in this role.”

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and natural gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.